Exhibit 5

              [letterhead of Luse Gorman Pomerenk & Schick, P.C.]


(202) 274-2000



March 31, 2003

Board of Directors
CCSB Financial Corp.
1178 West 152 Highway
Liberty, Missouri 64068

              Re: Clay County Savings & Loan Association Employees' Savings &
                  Profit Sharing Plan Registration Statement on Form S-8
                  --------------------------------------------------------------

Gentlemen:

         You have requested the opinion of this firm as to certain matters in connection with the registration of participation interests in the Clay County Savings & Loan Association Employees' Savings & Profit Sharing Plan (the "Plan"). We have reviewed the Certificate of Incorporation of CCSB Financial Corp. (the "Company"), the Plan, the Company's Registration Statement on Form S-8 (the "Form S-8"), as well as applicable statutes and regulations governing the Company.

         Based on the foregoing, we are of the following opinion:

         Upon the effectiveness of the Form S-8, the participation interests in the Plan will be legally issued, fully paid and non-assessable and the shares of common stock, par value $0.01 per share, of the Company that may be purchased by the Plan will, upon purchase, be legally issued, fully paid and non-assessable.

         This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm. We hereby consent to the use of this opinion in the Form S-8.

                                         Very truly yours,



                                         /s/ Luse Gorman Pomerenk & Schick, P.C.
                                         ---------------------------------------
                                         Luse Gorman Pomerenk & Schick,
                                         A Professional Corporation